                                  SCHEDULE 14A
                                 (Rule 14A-101)

                    Information Required in Proxy Statement

                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant                     [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6
     (e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12


                          GTE CALIFORNIA INCORPORATED
                (Name of Registrant as Specified in its Charter)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11


(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)  Proposed maximum aggregate value of transaction:

(5)  Total fee Paid:


[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


(1)  Amount Previously Paid:

(2)  Form, Schedule or Registration Statement No.:

(3)  Filing Party:

(4)  Date Filed:

                          GTE CALIFORNIA INCORPORATED
                                 ONE GTE PLACE
                      THOUSAND OAKS, CALIFORNIA 91362-3811


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 8, 1998


Irving, Texas
March 27, 1998

To the Holders of the Cumulative Preferred Stock, $20 Par Value, 4 1/2% Series, and the Common Stock:

Notice is hereby given that, in accordance with the Bylaws (the Bylaws) of GTE California Incorporated (the Company), the Annual Meeting of Shareholders of the Company will be held at the office of GTE Network Services World Headquarters, 600 Hidden Ridge, Irving, Texas 75038, at 10:00 a.m. on Wednesday, the 8th day of April, 1998, for the purpose of (1) amending the Bylaws to provide for a change in the authorized number of directors of the Company, (2) amending the Articles of Incorporation to delete the references to two series of cumulative preferred stock which are no longer outstanding, (3) electing a Board of Directors (the Board) to serve for the ensuing year and until their successors have been elected and qualified, (4) voting upon the appointment of Arthur Andersen LLP as the independent public accountants for the Company, and (5) transacting such other business as may properly come before the meeting and any adjournment thereof. The nominees for election as directors are named in the attached Proxy Statement, which is a part of this notice. The Board does not presently know of any other business to be considered.

Only shareholders of record at the close of business on Wednesday, March 4, 1998, will be entitled to vote at the meeting.

Please mark, sign and return the enclosed proxy as promptly as possible. If you are present at the meeting, you may withdraw your proxy and vote your shares personally.

                                            By order of the Board of Directors,

                                            CHARLES J. SOMES
                                            Secretary

                          GTE CALIFORNIA INCORPORATED
                                 ONE GTE PLACE
                      THOUSAND OAKS, CALIFORNIA 91362-3811



                                PROXY STATEMENT


         This Proxy Statement is being mailed on approximately March 27, 1998 to shareholders of GTE California Incorporated (the Company) in connection with the Annual Meeting of Shareholders of the Company (the Annual Meeting) to be held on Wednesday, April 8, 1998 at the office of GTE Network Services World Headquarters, 600 Hidden Ridge, Irving, Texas 75038, at 10:00 a.m., and at any and all adjournments thereof. The Company's Board of Directors (the Board) is soliciting proxies to be voted at the Annual Meeting.

RECORD DATE

         Only shareholders of record at the close of business on March 4, 1998 are entitled to vote in person or by proxy at the Annual Meeting.

PROXY PROCEDURE

         The Board solicits proxies so that each shareholder has the opportunity to vote on the proposals to be considered at the Annual Meeting. When a proxy card is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card.
If a shareholder attends the Annual Meeting, he or she may vote by ballot.

         If a shareholder does not return a signed proxy card or does not attend the Annual Meeting and vote in person, his or her shares will not be voted. Abstentions and broker non-votes are not counted in determining the number of shares voted for or against any nominee for director or any proposal. Abstentions are counted toward determining whether a quorum has been obtained; however, shares represented by broker non-votes are not considered present at the Annual Meeting and, accordingly, are not counted towards quorum.

         If a shareholder returns a signed proxy card but does not mark the boxes, the shares represented by that proxy card will be voted as recommended by the Board. Otherwise, the signed proxy card will be voted as indicated on the card. The proxy card also gives the individuals named as Proxies discretionary authority to vote the shares represented on any other matter that is properly presented for action at the Annual Meeting. A shareholder may revoke his or her proxy at any time before it is voted by: (i) giving notice in writing to the Secretary of the Company, (ii) granting a subsequent proxy or
(iii) appearing in person and voting at the Annual Meeting.

COST OF SOLICITATION

         The Company is responsible for the cost of soliciting proxies. Proxies may be solicited by directors, officers or regular employees of the Company in person or by telephone, or by other means. The Company will also request brokers or nominees who hold shares of Cumulative Preferred Stock, $20 Par Value, 4 1/2% Series, in their names to forward proxy material at the Company's expense to the beneficial owners of such stock.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         Shareholders of record at the close of business on March 4, 1998, of the 280,312 outstanding shares of Cumulative Preferred Stock, $20 Par Value, 4 1/2% Series and the 70,000,000 outstanding shares of Common Stock are entitled to notice of and to vote at the Annual Meeting. Shareholders have cumulative voting rights, as described below, in electing directors. No shareholders shall be entitled to cumulate votes for any candidate or candidates (i.e., cast for any one or more candidates a number of votes greater than the number of the shareholder's shares) unless such candidate or candidates' names have been placed in nomination prior to the voting and the shareholder has given notice at the Annual Meeting, prior to the voting, of the shareholder's intention to cumulate the shareholder's votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for candidates who have been nominated. If voting for directors is conducted by cumulative voting, each share will be entitled to a number of votes equal to the number of directors to be elected, which votes may be cast for a single candidate or may be distributed among two or more candidates in such proportions as the shareholder may determine. If voting is not conducted by cumulative voting, each share will be entitled to one vote, and the holders of a majority of the shares voting at the Annual Meeting will be able to elect all of the directors if they choose to do so. In such event, the other shareholders will be unable to elect any director or directors. The candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected. On all other matters, each share is entitled to one vote.

         All of the 70,000,000 outstanding shares of Common Stock are owned of record and beneficially by GTE Corporation (GTE or the Corporation), representing 99.6% of the outstanding voting securities of the Company.

VOTE REQUIRED

         The persons named in the enclosed proxy have advised that they intend to vote for the election of the nominees listed below as directors of the Company. If, in the event of an unexpected occurrence, any nominee should not be available for election, the proxies will be voted for the election of such substitute nominee, if any, as the Board may propose. Each nominee is at present available for election. The individuals listed below currently serve as directors of the Company.

         If voting for directors is conducted by cumulative voting, the persons named on the enclosed form of proxy will have discretionary authority to cumulate votes among the nominees with respect to which authority was not withheld or, if the form of proxy either was not marked or was marked for all nominees, among all nominees. In any case, the proxies may be voted for less than the entire number of nominees if any situation arises which, in the opinion of the proxy holders, makes such an action necessary or desirable.

AMENDMENT TO BYLAWS RE: NUMBER OF DIRECTORS

         The Company has determined that it can operate efficiently with a minimum of three directors in light of the decision to have only GTE employees serve as directors of the Company. The Company's Bylaws currently provide for a minimum of seven and a maximum of ten directors with the exact number fixed at seven.

         In order to permit the Company to operate with only three directors, the Company will present at the Annual Meeting a proposal for the adoption by shareholders of an amendment to its Bylaws to amend Article III, Section 2 thereof to provide for a minimum of three and a maximum of five directors. In addition, the exact number of authorized directors within the stated minimum and maximum will be fixed at three until amended by the Board or shareholders. Shareholder approval of this item will allow the Company to pursue the efficient management of its operations.


The text of Article III, Section 2 of the Bylaws as proposed to be amended is as follows:

                 "Section 2. Number of Directors. The authorized number of Directors shall be not less than three nor more than five until changed by amendment of the Articles [of Incorporation] or by a Bylaw duly adopted by the Shareholders. The exact number of Directors shall be fixed, within the limits specified, by the Board or the Shareholders in the same manner provided in these Bylaws for the amendment hereof. The exact number of Directors shall be THREE (3) until changed as provided in this Section 2."

The Board recommends a vote FOR the foregoing proposal.

AMENDMENT TO ARTICLES OF INCORPORATION RE: RETIRED PREFERRED STOCK

         At the Annual Meeting, the Company will present a proposal to further amend its Articles of Incorporation (the Articles) by deleting all references to two series of cumulative preferred stock of the Company which are no longer outstanding from the description of the Company's capital stock contained in Article Sixth of the Articles. The two retired series of preferred stock are the 7.48% Cumulative Preferred Stock and the 8.375% Cumulative Preferred Stock. In addition, the remaining subsections of Article Sixth will be renumbered appropriately.

         The Company believes that this amendment will promote the Company's policy of maintaining accurate and up-to-date corporate records.

The Board recommends a vote FOR the foregoing proposal.

BOARD OF DIRECTORS

         The directors of the Company are elected annually. During 1997, all actions of the Board were by unanimous consent resolutions.

         The Board currently consists of four directors with three seats vacant. The Company has concluded that it can operate efficiently with only three directors on the Board in light of the decision to have only GTE employees serve as directors of the Company. If shareholders approve the amendment to the Company's Bylaws proposed under Amendments to Bylaws Re:
Number of Directors as discussed on page 2, the number of directors of the Company will be three as provided in the Bylaws. Since GTE controls 99.6% of the shares entitled to vote at the Annual Meeting and intends to vote its shares in favor of the adoption of such amendment, adoption of the amendment is assured. The Company therefore proposes to elect three directors at the Annual Meeting. One of the four current directors, Mr. William G. Mundy, was elected effective January 1, 1998, to replace Mr. Richard M. Cahill who resigned as of December 31, 1997. In anticipation of the proposed reduction of the number of directors, Mr. Mundy has tendered his resignation effective immediately following the Annual Meeting.

         The three nominees for election to hold office until the next annual election of directors and until their successors shall be elected and qualified are listed in the following table. The proxies submitted in response to this Proxy Statement cannot be voted for a greater number of directors than the number of nominees named below. Mr. Appel was elected as a director of the Company at the last Annual Meeting. Messrs. Keith and Whitman were appointed directors of the Company, effective September 1, 1997, following the resignations from the Board of Messrs. Michael B. Esstman, Gerald K. Dinsmore and Thomas W. White effective August 31, 1997. Also shown on the table are the nominees' ages and principal occupations or employment during the last five years. All of the nominees are executives of GTE Network Services, consisting of all of GTE's incumbent local-exchange carriers in the United States, including the Company, except Mr. Whitman, who is an officer of Business Development and Integration (a separate business unit of GTE).

The Board recommends a vote FOR all nominees.

    Name                  Age     Director Since              Business Experience
-------------             ---     --------------      ------------------------------------------------------
John C. Appel             49      1996                President, GTE Network Services, 1997; Executive Vice
                                                      President - Network Operations, GTE Telephone
                                                      Operations, 1996; Executive Vice President - Network
                                                      Operations, all GTE domestic telephone subsidiaries of
                                                      which he is not President, 1996; Director, all GTE
                                                      domestic telephone subsidiaries, 1996; President, GTE
                                                      South Incorporated and GTE North Incorporated, 1995;
                                                      Senior Vice President - Regulatory Operations, GTE
                                                      Telephone Operations, 1994; President, GTE Southwest
                                                      Incorporated, 1994; State President - Texas/New Mexico,
                                                      1993.

Mateland L. Keith, Jr.      55           1997         Senior Vice President - Regional Operations, GTE Network
                                                      Services, 1997; President, GTE California Incorporated,
                                                      1995; Assistant Vice President - Engineering, GTE
                                                      Telephone Operations, 1995; Area Vice President -
                                                      Sales, GTE North Incorporated, 1993.

Lawrence R. Whitman         46           1997         Vice President - Finance and Planning, Business
                                                      Development and Integration, 1997; Controller, GTE
                                                      Corporation, 1995; Vice President - Finance, TP&S,
                                                      1993.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Company does not have any standing audit, nominating or compensation committees of the Board. In light of the decision to have only GTE employees serve on the Board, the Board concluded that such committees are not necessary.

DIRECTORS' COMPENSATION

         The current directors, all of whom are employees of GTE, are not paid any fees or remuneration, as such, for service on the Board.

EXECUTIVE COMPENSATION

         Report on Executive Compensation

         The Board has reviewed and approved the annual compensation paid to David R. Bowman, who has served as the Company's President since July 1997, and Mateland L. Keith, Jr., who served as the Company's President until July 1997, and each of the other executive officers of the Company during 1997 listed in the Summary Compensation Table on page 9 (collectively, the Named Executive Officers). Several of the executive officers are also executive officers of affiliates of the Company. The Company's pro rata share of salaries, bonuses and other cash compensation for such executive officers is discussed in Note 1 to the table on page 10.

         The compensation of Messrs. Bowman and Keith and the other six
Named Executive Officers are recommended to and approved by the Executive Compensation and Organizational Structure Committee of the Board of Directors of GTE Corporation (the Committee). The Committee also administers GTE's executive incentive plans including the approval of awards under those plans. In the opinion of the Board, the compensation paid to the Named Executive Officers of the Company is reasonable.

         Compensation Philosophy

         The compensation philosophy of GTE, in which the Board concurs, is that the compensation for the executive officers of the Company as a group should be set at a level so that it attracts superior individuals, rewards sustained performance and maximizes shareholder value. The Board also believes that because the Company is a majority-owned subsidiary of GTE, and because most of the Named Executive Officers are also executive officers of other GTE affiliates, their compensation should closely resemble the compensation paid to other similarly situated employees of other GTE subsidiaries. The Board further believes that the Company benefits from the policy of compensating its employees on a similar basis to other employees with similar responsibilities within GTE because it facilitates the ability of GTE to transfer employees between companies, thereby providing the Company with a large group of skilled and knowledgeable individuals from which to draw to fill key vacancies. This policy also serves to attract talented people to the Company because they will have an opportunity for additional experience and promotion throughout all of GTE.

         Executive Compensation

         The base salary of the Named Executive Officers is determined by reviewing the individual's performance as well as the duties and responsibilities of the respective executive management position. Each management position is given a grade level with an attendant salary range. The grade levels are determined using the Hay Job Evaluation System (the Hay System), an orderly and widely recognized system to establish job levels. The Hay System emphasizes employee relations, staffing/retention and equal opportunity considerations. The individual's performance, years of experience and prior salary increase history determine where within the salary range the individual's base salary falls. The grade levels of the executive officers are generally comparable to other similar management positions within GTE.

         The base compensation of the Named Executive Officers, whether or not specifically allocated to the Company, increased during 1997 based on their performance and the date of their last increase. The percentage increases ranged from 1.7% to 21.7%. The percentage increases for Messrs. Bowman and Keith were based on the performance of GTE Network Services and the Company and each individual's performance, including his performance with respect to changes in executive responsibilities. The percentage increases for Messrs. Appel, White and Dinsmore were based on the total performance of GTE Network Services and each individual's performance, including his performance with respect to changes in executive responsibilities. The percentage increases for Messrs. Sparrow, Paulson and Krall were based on the performance of GTE Network Services and each individual's performance. The base salaries paid by GTE Network Services to the Named Executive Officers are included under the "Salary" column of the Summary Compensation Table on page 9.

         Incentive Compensation

         Certain executives are also eligible to receive payments under two incentive plans in addition to their base salary. Under the Executive Incentive Plan (the EIP), awards are made based upon the individual participant's achievement of certain goals for his business unit and other individual objectives. The awards for the Named Executive Officers are based on the total performance of GTE and GTE Network Services during the last fiscal year and each individual's performance. The awards for Messrs. Bowman and Keith are also based on the Company's performance during the last fiscal year.

         No awards under the EIP are made for any year in which GTE's return on equity (ROE) does not exceed 8%. However, under the terms of the EIP, the Committee shall also take into consideration unusual or extraordinary items or circumstances affecting GTE's financial performance, such as the impact of mandated accounting changes or unusual charges related to acquisitions or divestitures. GTE's 1997 ROE exceeded 8%, and awards under the EIP were made.

         The awards to Messrs. Bowman and Keith under the GTE EIP for 1997 were based on the performance of GTE as a whole, as well as each individual's performance with respect to critical pre-established qualitative and quantitative objectives related to the Company, established and approved by the Chief Executive Officer of GTE Network Services and the Committee. The quantitative objectives included targets for net income, free cash flow, total revenue, customer value of service and employee development, including recruiting, training and affirmative action. Other objectives included new product revenues, product price and positioning, network reliability, employee safety and community leadership. Particular emphasis was given to the financial performance of the Company and the quality of service provided to customers of the Company in determining Mr. Keith's and Mr. Bowman's awards for 1997.

         The cash portion of EIP awards for the Named Executive Officers paid by GTE Network Services are included in the "Bonus" column of the Summary Compensation Table on page 9.

         Selected GTE employees also have an opportunity to earn incentive payments under the GTE Corporation 1997 Long-Term Incentive Plan (the LTIP). The primary purpose of the LTIP is to help assure superior long-term financial and operating performance by offering participants an incentive to cause GTE to achieve those results. Under the provisions of the LTIP, two types of grants are currently used: performance bonuses and stock options.

         Senior executives of GTE, including the eight Named Executive Officers, are eligible to receive annual grants of performance bonuses which are earned during a performance cycle that is typically three years in duration (a Cycle). Awards for the 3-year performance Cycle ending in 1997 were based on GTE's actual financial performance during the relevant Cycle, as measured by GTE's average ROE and operating cash flow margin (OCFM), in comparison with pre-established target levels.

         Based on requirements imposed by Section 162(m) of the Internal Revenue Code of 1986 (the Code), no awards are made for any Cycle in which GTE's cumulative consolidated net income (CCNI) for the Cycle does not exceed $5 billion. In calculating CCNI under the terms of the LTIP, the Committee shall exclude losses from unusual or extraordinary items, such as the impact of accounting changes or unusual charges relating to business combinations or discontinued operations. For the Cycles beginning in 1996 and later, the Committee established a limitation on the aggregate amount available for performance bonus awards. If the CCNI exceeds $5 billion, then an amount equal to 3% of the CCNI is available for awards to participants (the LTIP Award
Pool). Amounts of CCNI in excess of $15 billion are not counted in determining the size of the LTIP Award Pool. In addition, the Committee established individual award limits with respect to performance bonuses. For Cycles beginning in 1996 and later, the individual award limit is a percentage of the LTIP Award Pool. The applicable percentage depends on the individual's base salary at the end of the Cycle and, in all cases, may not exceed 3.5% of the LTIP Award Pool.

         For Cycles beginning in 1996 and later, the Committee also approved the adoption of key measures of financial performance (the Guideline Factors). The Guideline Factors are: revenue growth; earnings per share (EPS) growth; earnings before interest, taxes, depreciation and amortization (EBITDA) growth; relative total shareholder return (TSR) and return on investment (ROI).

         In establishing the targeted performance levels for the five Guideline Factors, the Committee considered GTE's past performance, the performance of its principal competitors, its strategic goals and its plans for implementing those goals. The targets established by the Committee with respect to the Guideline Factors are designed to facilitate implementing GTE's strategic plans and to improve GTE's performance relative to its peers.

         At the time the targeted performance bonus levels for each Cycle under the LTIP were established, a common stock equivalent unit (Equivalent Unit) account was set up for each participant in the LTIP. Each Equivalent Unit account represents an initial dollar amount for each account (the Target Award) based on the competitive performance bonus grant practices of the market comparator group. The value of the account was increased or decreased based on the market price of the GTE Common Stock. Each time a dividend was paid on GTE Common Stock, an amount equal to the dividends paid on an equivalent number of shares of GTE Common Stock was added to the account. This amount was then converted into a number of Equivalent Units, obtained by dividing the amount of the dividend by the average of the high and low price of GTE Common Stock on the composite tape of the New York Stock Exchange (NYSE) on the dividend payment date. The resulting number of Equivalent Units was then credited to the account.

         The value of the Equivalent Unit account is then adjusted by the Guideline Performance Percentage (as defined below). Under the performance criteria approved for the 1996-1998 and 1997-1999 Cycles, the Committee established the minimum acceptable level of attainment with respect to each of the Guideline Factors (the Threshold). If this Threshold is not attained for a particular Guideline Factor, no award is paid for that specific factor. If the Threshold for the Guideline Factor is achieved, participants receive a payment of 20% of the award for that Guideline Factor. However, if GTE attains the Threshold for the TSR Guideline Factor, a payment of 50% of the award is made due to the exceptionally demanding goal for TSR. If the target for the Guideline Factor is attained, the participants will receive the full value associated with the Guideline Factor. If GTE's performance exceeds the target, the award for that Guideline Factor will exceed the performance target, resulting in a payment in excess of 100% of the Target Award, based upon the formula explained in footnote 4 under the Long-Term Incentive Plan - Awards in Last Fiscal Year table on page 14. The formula is applied separately for each Guideline Factor. The Committee anticipates that performance bonus awards will be based in equal proportion on the attainment of the target established for each of the five Guideline Factors. The cumulative attainment level is called the "Guideline Performance Percentage."

         Payments to the Named Executive Officers for the 1995-1997 Cycle were based on the previously applied ROE and OCFM measures and are shown in the Summary Compensation Table on page 9. The awards for the 1995-1997 Cycle included in the table reflect the following combinations of performance measures: the ROE goal was surpassed by a significant margin, and the OCFM goal fell short by 1.4%.

         Grants for the 1997-1999 Cycle are shown in the Long-Term Incentive Plan - Awards in Last Fiscal Year table on page 13.

         Under the LTIP, the Committee normally approves grants of stock options. These options are granted to the eight Named Executive Officers and to a substantially larger group of executives than those who are eligible to receive performance bonuses under the LTIP.

         In approving the number of executive options awarded under the LTIP, the Committee compares GTE's grant levels to competitive practices in the comparator group. GTE's comparator group includes other major companies, both in the telecommunications and general industries, that have a reputation for excellence, are comparable to GTE in terms of such quantitative measures as revenues, net income, assets and market value, and are viewed as direct competitors for executive talent in the overall labor market. In line with GTE's objective to relate an increasing amount of compensation to long-term performance, GTE's philosophy is to be 10-15% above a median grant posture of the comparator group of companies. The Committee did not take into account the number of options currently held by any individual participant in determining individual grants for 1997. Messrs. Bowman and Keith and the other six Named Executive Officers received the grants shown in the Summary Compensation Table on page 9.

INTERNAL REVENUE SERVICE RULES RELATING TO DEDUCTIBILITY OF COMPENSATION

         In late December 1995, the Internal Revenue Service (IRS) issued final regulations that apply to the provision in Section 162(m) of the Code limiting the tax deduction a publicly held corporation may take for compensation paid to its chief executive officer and its other Named Executive Officers (Covered Executives). The IRS regulations limit the annual amount that a company may deduct to $1,000,000 per Covered Executive unless the compensation constitutes "performance-based" compensation. The regulations contained transition rules that companies generally could rely on until the first shareholder meeting in 1997.

         In order to comply with the IRS regulations, management presented proposals at GTE's 1997 annual meeting of shareholders for the approval of the EIP and the LTIP. GTE's shareholders approved both plans which include provisions to provide for the deductibility of future amounts received under these plans. The provisions include, but are not limited to, limiting positive discretion and establishing maximum aggregate awards payable limitations on the number of options that may be granted to any one individual and limitations on the maximum awards that may be paid to Covered Executives under the EIP and LTIP.

OTHER COMPENSATION PLANS

         The Company also participates in various broad-based GTE employee benefit plans. Executives participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executives under the plans. The GTE Savings Plan and the GTE Hourly Savings Plan (the Savings Plans), pursuant to the provisions of Section 401(k) of the Code, permit employees to invest in a variety of funds on a pre-tax or after-tax basis. Matching contributions under the Savings Plans are made in GTE Common Stock.

         The Company also maintains pension, insurance and other benefit plans for its employees.

         John C. Appel
         Mateland L. Keith, Jr.
         Lawrence R. Whitman
         William G. Mundy

March 27, 1998

EXECUTIVE COMPENSATION TABLES

         The following tables provide information about executive compensation.

                           SUMMARY COMPENSATION TABLE

         The following table sets forth information about the compensation of the two individuals who served as Principal Executive Officer of the Company in 1997, each of the other four most highly compensated executive officers of the Company (other than the Chief Executive Officer) who served as such and were compensated by the Company or GTE Network Services at the end of 1997 and the two additional individuals who served as executive officers of the Company or GTE Network Services in 1997 but did not serve as such or were not being compensated by the Company or GTE Network Services at the end of 1997 (collectively, the Named Executive Officers). The information in this table under the caption "Annual Compensation" sets forth all compensation paid to the Named Executive Officers by the Company and GTE Network Services. The caption "Long-Term Compensation" sets forth all long-term compensation paid to the Named Executive Officers under employee benefit plans administered by GTE Corporation or GTE Service Corporation. Footnote 1 to this table sets forth the actual 1997 annual compensation for each of the Named Executive Officers that was allocated to the Company.

                                                                                Long-Term Compensation
                                                                   ----------------------------------------------
                                       Annual Compensation (2)             Awards                  Payouts
                                   ------------------------------- ----------------------   ---------------------
                                                                   Restricted  Securities
                                                      Other Annual    Stock    Underlying    LTIP      All Other
Name and Principal                  Salary    Bonus   Compensation   Awards     Options/    Payouts  Compensation
Position in Group (1)        Year  ($) (3)   ($) (4)      ($)        ($) (5)    SARs (#)     ($)        ($) (6)
--------------------------   ----  --------  -------  ------------ ---------   ----------   -------  ------------
David R. Bowman (7)          1997   146,739   83,400       --         6,606        15,200    22,300       5,366
  President

Mateland L. Keith, Jr. (8)   1997   250,413  157,100       --        16,025        32,700   163,400      10,376
  Senior Vice President-     1996   217,762  117,300       --         5,118        15,200    87,600       9,799
  Regional Operations        1995   204,308  104,000       --          --          12,500        --       9,111
   GTE Network Services

John C. Appel                1997   348,365  399,386       --        59,881        76,000   548,700      11,320
  President                  1996   295,977  380,700       --        51,229       124,400   439,200      10,572
    GTE Network Services     1995   239,600  258,100       --          --          63,500   162,800      10,194

Larry J. Sparrow             1997   315,565  256,400       --        39,481        40,700   375,300      11,320
  President-                 1996   294,812  260,800       --        41,561        81,400   404,100      10,613
  Wholesale Markets          1995   261,866  255,600       --          --          36,400   211,300      10,613
   GTE Network Services

Barry W. Paulson             1997   197,538  141,900       --        14,706        19,900    93,400       7,200
  Vice President -           1996   191,945  112,800       --        9,231         19,900    34,900       6,750
  Network Operations         1995   156,027   73,100       --          --           6,500        --       6,750
  Planning and Support
   GTE Network Services

Brad M. Krall                1997   205,608  107,200       --        15,956        15,200   148,100       9,252
  Vice President -           1996   200,205  113,900       --          --          15,200   159,600       8,840
  Centralized Operations     1995   184,336  106,000       --          --          12,500    75,600       7,945
   GTE Network Services

Thomas W. White (9)          1997   470,776  520,646       --        84,756        91,700   822,400      11,320
  Senior Executive           1996   463,115  533,700       --        81,511       183,400   770,000      10,613
  Vice President-            1995   418,884  443,800       --          --          98,800   331,800      10,613
  Market Operations
   GTE Service Corporation

Gerald K. Dinsmore (10)      1997   302,532  314,807       --        45,906        62,200   411,800      11,320
  Senior Vice President-     1996   288,619  263,700       --        41,751        81,400   404,100      10,613
  Finance and Planning       1995   265,125  255,600       --          --          36,400   211,300      10,613

(1) All persons named in the table are officers of the Company except as otherwise noted.

(2) Annual Compensation represents the total annual cash compensation of salaries, bonuses and other compensation. The Company's allocated share for Messrs. Bowman, Keith, Appel, Sparrow, Paulson, Krall, White and Dinsmore, for whom total annual amounts are shown above, is $230,139, $292,131, $182,082, $154,265, $91,550, $84,367, $241,998 and $150,952, respectively.

(3) The data in the table includes fees of $7,280, $15,692 and $16,607 received by Mr. White for serving as director of BC TEL during 1997, 1996, and 1995. BC TEL, a Canadian company, is an indirectly-owned subsidiary of GTE Corporation. Mr. White also received BC TEL deferred stock units valued at $10,695, which amount is included in this column.

(4) The data in this column represents the annual bonus received in 1997 by each of the Named Executive Officers under the GTE Corporation 1997 Executive Incentive Plan (the EIP) and a similar predecessor plan (the Executive Incentive Plan). In connection with GTE's Equity Participation Program (the EPP), a portion of this amount has been deferred into restricted stock units payable at maturity (generally, a minimum of three years) in GTE Common Stock (Restricted Stock Units). The number of Restricted Stock Units received was calculated by dividing the amount of the annual bonus deferred by the average closing price of GTE Common Stock on the NYSE composite tape for the 20 consecutive trading days following the release to the public of GTE's financial results for the fiscal year in which the bonus was earned (the Average Closing Price). Additional Restricted Stock Units are received on each dividend payment date based upon the amount of the dividend paid and the closing price of GTE Common Stock on the composite tape of NYSE issues on the dividend declaration date.

(5) The data in this column represents the dollar value of the matching Restricted Stock Units based upon the Average Closing Price. Matching Restricted Stock Units are received on the basis of one additional Restricted Stock Unit for every four Restricted Stock Units deferred through annual bonus deferrals described in footnote 4 above. The matching Restricted Stock Units were designed as an inducement to encourage full participation in the EPP and to compensate the executives for their agreement not to realize the economic value associated with the Restricted Stock Units representing deferred annual bonus for a minimum of three years. Additional Restricted Stock Units are received on each dividend payment date based upon the amount of the dividend paid and the closing price of GTE Common Stock on the composite tape of NYSE issues on the dividend declaration date. Messrs. Bowman, Keith, Appel, Sparrow, Paulson, Krall, White and Dinsmore hold a total of 607, 2,025, 11,024, 8,106, 2,346, 1,467, 16,568 and 8,716 Restricted Stock Units, respectively, which had a dollar value of $31,731, $105,801, $576,025, $423,517, $122,591, $76,641,
    $865,678 and $455,397, respectively, based solely upon the closing price of GTE Common Stock on December 31, 1997.

(6) The column "All Other Compensation" includes, for 1997, Company contributions to the GTE Savings Plan of $5,319 for Mr. Bowman, $6,731 for Mr. Keith and $7,200 for each of Messrs. Appel, Sparrow, Paulson, Krall, White and Dinsmore. This column also includes Company contributions to the GTE Executive Salary Deferral Plan of $47 for Mr. Bowman, $3,645 for Mr. Keith, $2,052 for Mr. Krall and $4,120 for each of Messrs. Appel, Sparrow, White and Dinsmore.

(7) Mr. Bowman was elected President of the Company in July 1997, replacing Mr. Keith. Prior to his election as President, Mr. Bowman served as Director - Remote Operations Support of GTE Telephone Operations since August 1996.

(8) Mr. Keith served as President of the Company until July 1997, at which time he was elected Senior Vice President - Regional Operations of GTE Network Services.

(9) Mr. White was elected Senior Executive Vice President - Market Operations of GTE Service Corporation in June 1997. He served as President of GTE Telephone Operations from July 1995 until June 1997, and before that as an Executive Vice President of GTE Telephone Operations from 1991.

(10) Mr. Dinsmore was appointed President, Business Development and Integration (a separate business unit of GTE) in June 1997. Mr. Dinsmore has served as Senior Vice President - Finance and Planning of the Company since
     1993. Although Mr. Dinsmore has retained his title with the Company, since June 1997 he has been compensated solely through his new position.

                       OPTION GRANTS IN LAST FISCAL YEAR

         The following table shows all grants of options to the Named Executive Officers of the Company in 1997, whether or not specifically allocated to the Company. The options were granted under the GTE Corporation 1997 Long-Term Incentive Plan (the 1997 LTIP) and the GTE Corporation 1991 Long-Term Incentive Plan (the 1991 LTIP). Pursuant to Securities and Exchange Commission rules, the table also shows the value of the options granted at the end of the option terms (ten years) if the stock price were to appreciate annually by 5% and 10%, respectively. There is no assurance that the stock price will appreciate at the rates shown in the table. The table also indicates that if the stock price does not appreciate, the potential realizable value of the options granted will be zero.

                                                                                   Potential Realizable Value at
                                                                                    Assumed Annual Rate of Stock
                                                                                       Price Appreciation for
                                            Individual Grants                                Option Term
                          ------------------------------------------------------   ------------------------------
                           Number of        Percent of
                           Securities     Total Options    Exercise
                           Underlying       Granted to      or Base
                            Options        Employees in      Price    Expiration
         Name             Granted (1)      Fiscal Year      ($/SH)       Date        0%        5%         10%
----------------------    -----------     -------------    ---------  ----------   ------   ---------   ---------
David R. Bowman                5,000           .02%          48.6250    2/16/07      --      $152,900    $387,479
                              10,200           .05%          44.1875    8/28/07      --       283,451     718,320

Mateland L. Keith, Jr.        15,200           .07%          48.6250    2/16/07      --       464,816   1,177,935
                              17,500           .08%          44.1250    6/04/07      --       485,625   1,230,668

John C. Appel                 62,200           .29%          48.6250    2/16/07      --     1,902,076   4,820,234
                              13,800           .06%          44.1250    6/04/07      --       382,950     970,470

Larry J. Sparrow              40,700           .19%          48.6250    2/16/07      --     1,244,606   3,154,076

Barry W. Paulson              19,900           .09%          48.6250    2/16/07      --       608,542   1,542,165

Brad M. Krall                 15,200           .07%          48.6250    2/16/07      --       464,816   1,177,935

Thomas W. White               91,700           .43%          48.6250    2/16/07      --     2,804,186   7,106,358

Gerald K. Dinsmore            40,700           .19%          48.6250    2/16/07      --     1,244,606   3,154,076
                              21,500           .10%          44.1250    6/04/07      --       596,624   1,511,964


(1) Each option granted may be exercised with respect to one-third of the aggregate number of shares subject to the grant each year, commencing one year after the date of grant. No stock appreciation rights (SARs) were granted to the Named Executive Officers of the Company in 1997.

                        AGGREGATED OPTION/SAR EXERCISES
                IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

         The following table provides information as to options and SARs exercised by each of the Named Executive Officers of the Company during 1997. The table sets forth the value of options and SARs held by such officers at year-end measured in terms of the closing price of GTE Corporation (GTE) Common Stock on December 31, 1997.

                                                           Number of Securities           Value of Unexercised
                                                          Underlying Unexercised       In-the-Money Options/SARs
                            Shares                        Options/SARs at FY-End             at FY-End ($)
                           Acquired        Value        ---------------------------   ----------------------------
Name                     On Exercise (#) Realized ($)   Exercisable   Unexercisable   Exercisable    Unexercisable
----------------------   --------------- ------------   -----------   -------------   -----------   --------------
David R. Bowman                1,700         26,488           1,166          18,134         9,365         123,027
Mateland L. Keith, Jr.        26,533        450,092           5,066          47,001        40,687         338,674
John C. Appel                 56,567        600,134              --         200,834            --       1,539,141
Larry J. Sparrow                  --             --          73,566         120,668     1,234,142         924,580
Barry W. Paulson               6,700        117,281          10,966          35,334       130,074         203,344
Brad M. Krall                 17,034        249,251           5,066          29,501        40,687         206,064
Thomas W. White               69,300      1,055,056         132,232         277,468     2,094,451       2,158,179
Gerald K. Dinsmore                --             --          35,999         142,168       531,517       1,089,190

             LONG-TERM INCENTIVE PLAN - AWARDS IN LAST FISCAL YEAR

         The 1997 LTIP and 1991 LTIP provide for awards to participating employees, including stock options, SARs, performance bonuses and other stock-based awards. The stock options awarded under the 1997 LTIP and 1991 LTIP to the Named Executive Officers in 1997 are shown in the table on page 11. The 1997 LTIP and 1991 LTIP are described in more detail on pages 6 and 7.

                                                                          Estimated Future Payouts
                                              Performance          Under Non-Stock Price Based Plans (1)
                              Number of     Or Other Period    ----------------------------------------------
                            Shares, Units   Until Maturation   Threshold (2)      Target (3)
Name                       Or Other Rights     Or Payout       (# of Units)     (# of Units)     Maximum (4)
------------------------   ---------------  ----------------   -------------    ------------   --------------
David R. Bowman (5)                 250        29 Months               52              258
                                    950        17 Months              264            1,014
                                  1,585         5 Months              455            1,750

Mateland L. Keith, Jr. (6)        1,900          3 Years              551            2,119
                                  1,720        30 Months              494            1,899
                                  1,055        18 Months              293            1,126
                                    310         6 Months               64              319

John C. Appel (7)                 7,400          3 Years            2,146            8,254
                                  1,380        30 Months              396            1,524
                                    845        18 Months              235              902
                                    290         6 Months               60              299

Larry J. Sparrow                  4,900          3 Years            1,421            5,466

Barry W. Paulson                  2,400          3 Years              696            2,677

Brad M. Krall                     1,900          3 Years              551            2,119

Thomas W. White                  10,900          3 Years            3,161           12,158

Gerald K. Dinsmore (8)            4,900          3 Years            1,421            5,466
                                  2,155        30 Months              619            2,379
                                  1,320        18 Months              366            1,409
                                    410         6 Months               84              422

(1) An individual's award may not exceed the applicable individual award limit (the Award Limit), which is expressed as a percentage of the LTIP Award Pool described on page 6. The Award Limit depends on the individual's base salary at the end of the award cycle, and may not exceed 3.5% of the LTIP Award Pool. The amounts described in footnotes 2 through 4 below are subject to and cannot exceed the Award Limit. An individual is initially granted a specified number of GTE Common Stock equivalent units (Equivalent Units) at the beginning of an award cycle. During the award cycle, additional Equivalent Units are added based upon the price of GTE Common Stock and the amount of the per share dividend paid on each dividend payment date. It is not possible to predict future dividends and, accordingly, estimated Equivalent Unit accruals in this table are calculated for illustrative purposes only and are based upon the dividend rate and price of GTE Common Stock at the close of business on December 31, 1997. The "Target" award or future payout is the dollar amount derived by multiplying the Equivalent Unit balance credited to the participant at the end of the award cycle by the average closing price of GTE Common Stock, as reported on the composite tape of NYSE issues, during the last 20 business days of the award cycle. The Target award measures performance attainment as described in footnote 3.

(2) The Threshold represents attainment of minimum acceptable levels of performance (the Threshold Levels) with respect to the five Long-Term Performance Bonus Measures (the Measures) adopted for the 1997-1999 Performance Bonus award cycle -- revenue growth; earnings per share (EPS) growth; earnings before interest, taxes, depreciation and amortization (EBITDA) growth; average return on investment (ROI) and relative total shareholder return (TSR). If the Threshold Level is attained with respect to each of the Measures, the award will be equal to approximately 25% of the combined Target award (the TSR Threshold is set at 50%, while the Threshold for the other four Measures is set at 20%). Because performance is measured separately for each Measure, it is possible to receive an award if the Threshold Level is achieved with respect to at least one but not all of the Measures. If the actual results for all Measures are below the Threshold Levels, no award will be paid.

(3) The Target represents attainment of levels of three-year revenue growth, EPS growth, EBITDA growth, ROI and TSR established at the beginning of an award cycle (the Target Levels). If GTE's actual results for each of the Measures are equivalent to the Target Levels, this would represent outstanding performance, and the award will be equal to 100% of the combined Target award. GTE's performance is measured separately for each Measure. Accordingly, if the actual result for any Measure is at the applicable Target Levels, the portion of the award determined by that Measure will be at 100% of the Target award for that Measure. Similarly, the portion of the award determined by any Measure performing at less than the applicable Target Level, but above the Threshold, will be less than the Target award for that Measure.

(4) This column has intentionally been left blank because it is not possible to determine the maximum number of Equivalent Units until the award cycle has been completed. Subject to the Award Limit discussed in footnote 1 above, the maximum amount of the award is limited by the extent to which GTE's actual results for the five Measures exceed the Target Levels. If GTE's actual results during the cycle for the five Measures exceed the respective Target Levels, additional awards may be paid, based on a linear interpolation. For example, for revenue growth, the schedule is as follows:

       Performance Increment Above
       Revenue Performance Target          Added Percentage to Combined Awards
   -----------------------------------     -----------------------------------
   Each 0.1% improvement in cumulative                      +2%
              revenue growth

    Thus, if the revenue growth Measure exceeds its Target Level by .5% while the remaining four Measures are precisely at their respective Target Levels, then the performance bonus will equal 110% of the combined Target award.

(5) The awards to Mr. Bowman represent incremental, prorated awards for the 1997-1999, 1996-1998 and 1995-1997 performance periods made when he was appointed President of the Company.

(6) The award of 1,900 units to Mr. Keith represents the grant for the 1997-1999 performance period made while he was President of the Company. Pursuant to GTE's compensation policies, the other grants shown are incremental, prorated awards made when he was promoted to Senior Vice President-Regional Operations of GTE Network Services in June 1997. The incremental units apply to the 1997-1999, 1996-1998 and 1995-1997 performance periods.

(7) The award of 7,400 units to Mr. Appel represents the grant for the 1997-1999 performance period made while he was Executive Vice President of GTE Telephone Operations. Pursuant to GTE's compensation policies, the other grants shown are incremental, prorated awards made when he was promoted to President of GTE Network Services in June 1997. The incremental units apply to the 1997-1999, 1996-1998 and 1995-1997 performance periods.

(8) The award of 4,900 units to Mr. Dinsmore represents the grant for the 1997-1999 performance period made while he was Senior Vice President - Finance and Planning of the Company. Pursuant to GTE's compensation policies, the other grants shown are incremental, prorated awards made when he was promoted to President of Business Development and Integration, a separate business unit of GTE, in June 1997. The incremental units apply to the 1997-1999, 1996-1998 and 1995-1997 performance periods.

EXECUTIVE AGREEMENTS

    GTE has entered into agreements (the Agreements) with Messrs. Appel, Sparrow, White and Dinsmore regarding benefits to be paid in the event of a change in control of GTE (a Change in Control).

    A Change in Control is deemed to have occurred if (a) any person or group of persons acquires, other than from GTE or as described below, 20% (or under certain circumstances, a lower percentage, not less than 10%) of GTE's voting power, (b) three or more directors are elected in any twelve-month period without the approval of a majority of the members of GTE's Incumbent Board (as defined in the Agreements) then serving as members of the Board, (c) the members of the Incumbent Board no longer constitute a majority of the Board or
(d) GTE's shareholders approve (i) a merger, consolidation or reorganization involving GTE, (ii) a complete liquidation or dissolution of GTE or (iii) an agreement for the sale or other disposition of all or substantially all of the assets of the Corporation to any person other than a subsidiary of GTE. An individual whose initial assumption of office occurred pursuant to an agreement to avoid or settle a proxy or other election contest is not considered a member of the Incumbent Board. In addition, a director who is elected pursuant to such a settlement agreement will not be deemed a director who is elected or nominated by the Incumbent Board for purposes of determining whether a Change in Control has occurred. Notwithstanding the foregoing, a Change in Control will not occur in the following situations: (1) certain merger transactions in which there is at least 50% GTE shareholder continuity in the surviving corporation, at least a majority of the members of the board of directors of the surviving corporation consists of members of the Board and no person owns more than 20% (or under certain circumstances, a lower percentage, not less than 10%) of the voting power of the surviving corporation following the transaction, and (2) transactions in which GTE's securities are acquired directly from GTE.

    The Agreements provide for benefits to be paid in the event these individuals separate from service and have a "good reason" for leaving or are terminated without "cause" within two years after a Change in Control of GTE. Good reason for leaving includes, but is not limited to, the following events: demotion, relocation or a reduction in total compensation or benefits, or the new entity's failure to expressly assume obligations under the Agreements. Termination for cause includes certain unlawful acts on the part of the executive or a material violation of his or her responsibilities to the Corporation resulting in material injury to the Corporation.

    An executive who experiences a qualifying separation from service will be entitled to receive up to two times the sum of (i) base salary and (ii) the average of his percentage awards under the EIP for the previous three years. The executive will also continue to receive medical and life insurance coverage for up to two years and will be provided with financial and outplacement counseling.

    In addition, each executive covered under an Agreement will be considered to have not less than 76 points and 15 years of accredited service for the purpose of determining his eligibility for early retirement benefits. The Agreements provide that there will be no duplication of benefits.

    Each of the Agreements remains in effect until July 1, 1999 unless terminated earlier pursuant to its terms. The Agreements will be automatically renewed on each successive July 1 unless, not later than December 31 of the preceding year, one of the parties notifies the other that he does not wish to extend his respective Agreement. If a Change in Control occurs, the Agreements will remain in effect until the obligations of GTE (or its successor) under the Agreements have been satisfied.

RETIREMENT PROGRAMS

    Pension Plans

    The estimated annual benefits payable, calculated on a single life annuity basis, under GTE's defined benefit pension plans at normal retirement at age 65, based upon final average earnings (integrated with social security as described below) and years of service, is illustrated in the following table:

                               PENSION PLAN TABLE

                                                            Years of Service
    Final Average             -----------------------------------------------------------------------------
      Earnings                    15               20               25               30               35
--------------------          ---------        ---------        ---------        ---------      -----------
      $  200,000              $  42,182        $  56,242        $  70,303        $  84,363      $    98,424
         300,000                 63,932           85,242          106,553          127,863          149,174
         400,000                 85,682          114,242          142,803          171,363          199,924
         500,000                107,432          143,242          179,053          214,863          250,674
         600,000                129,182          172,242          215,303          258,363          301,424
         700,000                150,932          201,242          251,553          301,863          352,174
         800,000                172,682          230,242          287,803          345,363          402,924
         900,000                194,432          259,242          324,053          388,863          453,674
       1,000,000                216,182          288,242          360,303          432,363          504,424
       1,200,000                259,682          346,242          432,803          519,363          605,924
       1,500,000                324,932          433,242          541,553          649,863          758,174
       2,000,000                433,682          578,242          722,803          867,363        1,011,924

         GTE Service Corporation, a wholly-owned subsidiary of GTE, maintains the GTE Service Corporation Plan for Employees' Pensions (the Service Corporation Plan), a noncontributory pension plan for the benefit of all GTE employees who are not covered by collective bargaining agreements. It provides a benefit based on a participant's years of service and earnings. Pension benefits to be paid from the Service Corporation Plan and contributions to the Service Corporation Plan are related to basic salary and incentive payments exclusive of overtime, differentials, certain incentive compensation and other similar types of payments. Under the Service Corporation Plan, pensions are computed on a two-rate formula basis of 1.15% and 1.45% for each year of service, with the 1.15% service credit being applied to that portion of the average annual salary for the five highest consecutive years that does not exceed the Social Security Integration Level (the portion of salary subject to the Federal Social Security Act), and the 1.45% service credit being applied to that portion of the average annual salary for the five highest consecutive years that exceeds said level up to the statutory limit on compensation. As of December 31, 1997, the credited years of service under the Service Corporation Plan for Messrs. Bowman, Keith, Appel, Sparrow, Paulson, Krall, White and Dinsmore are 34, 31, 26, 30, 24, 31, 29 and 22, respectively.

         Under Federal law, an employee's benefits under a qualified pension plan, such as the Service Corporation Plan, are limited to certain maximum amounts. GTE maintains the GTE Excess Pension Plan (the Excess Plan), which supplements the benefits of any participant in the Service Corporation Plan in an amount by which any participant's benefits under the Service Corporation Plan are limited by law. In addition, the Supplemental Executive Retirement Plan (SERP) includes a provision permitting the payment of additional retirement benefits determined in a similar manner as under the Service Corporation Plan on remuneration accrued under management incentive plans as determined by the Committee. SERP and Excess Plan benefits are payable in a lump sum or an annuity.

         Executive Retired Life Insurance Plan

         The GTE Corporation Executive Retired Life Insurance Plan (ERLIP) provides Messrs. Keith, Appel, Sparrow, Paulson, White and Dinsmore a postretirement life insurance benefit of three times final base salary and provides Messrs. Bowman and Krall a postretirement life insurance benefit of two and one-half times final base salary. Upon retirement, ERLIP benefits may be paid as life insurance or, alternatively, an equivalent amount equal to the present value of the life insurance amount (based on actuarial factors and the interest rate then in effect), may be paid as a lump sum payment, as an annuity or as installment payments.

OWNERSHIP OF STOCK BY DIRECTORS, NOMINEES FOR DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

         The table below sets forth the shares of GTE's Common Stock beneficially owned by each director, nominee for director, the Chief Executive Officer and the other Named Executive Officers and by all directors and executive officers as a group. Unless otherwise indicated, all persons named in the table have sole voting and investment power with respect to the shares shown in the table.

                                                                        Shares Beneficially
                                                                            Owned as of
      Title of Class           Name of Director or Nominee (1) (2) (3)   December 31, 1997
    -------------------        ------------------------------------------------------------
    Common Stock of GTE        John C. Appel                                     48,159
    Corporation                Mateland L. Keith, Jr.                            21,678
                               William G. Mundy                                   8,859
                               Lawrence R. Whitman                               15,211
                                                                                -------
                                                                                 93,907
                                                                                =======

                               Executive Officers (1) (2) (3)
                               --------------------------------------------------------
                               David R. Bowman                                    7,850
                               Mateland L. Keith, Jr.                            21,678
                               John C. Appel                                     48,159
                               Larry J. Sparrow                                 127,612
                               Barry W. Paulson                                  19,814
                               Brad M. Krall                                     25,150
                               Thomas W. White                                  228,845
                               Gerald K. Dinsmore                                55,636
                                                                                -------
                                                                                534,744
                                                                                =======
                               All directors and executive
                               officers as a group (1) (2) (3)                  711,223
                                                                                =======



(1) Includes shares acquired through participation in the GTE Savings Plan.

(2) Included in the number of shares beneficially owned by Messrs. Bowman, Keith, Appel, Sparrow, Paulson, Krall, White, Dinsmore, Mundy and Whitman and all directors and executive officers as a group, are 4,599, 17,366, 41,466, 112,833, 11,800, 19,366, 214,532, 52,833, 7,366 and 10,900 shares, respectively, which such persons have the right to acquire within 60 days pursuant to stock options.

(3) No director, nominee for director or executive officer owns as much as one-tenth of one percent of the total outstanding shares of GTE Common Stock, and all directors and executive officers as a group own less than one-fifth of one percent of the total outstanding shares of GTE Common Stock.

CERTAIN TRANSACTIONS

    GTE Supply (100% owned by GTE) provides construction and maintenance equipment, supplies and electronic repair services to the Company. These purchases and services amounted to $176.9 million, $119.5 million, and $104.6 million for the years 1997-1995, respectively. Such purchases and services are recorded in the accounts of the Company, at cost, which includes a normal return realized by GTE Supply.

    The Company is billed for certain printing and other costs associated with telephone directories, data processing services and equipment rentals, and receives management, consulting, research and development, and pension management services from other affiliated companies. These charges amounted to $184.4 million, $194 million, and $228.5 million for the years 1997-1995, respectively. The amounts charged for these affiliated transactions are based on a proportional cost allocation method.

    The Company's consolidated financial statements include allocated expenses based on the sharing of certain executive, administrative, financial, accounting, marketing, personnel, engineering, and other support services being performed at consolidated work centers among GTE's domestic telephone operating subsidiaries. The amounts charged for these affiliated transactions are based on a proportional cost allocation method as filed with the Federal Communications Commission.

    GTE Funding Incorporated (an affiliate of the Company) provides short-term financing and investment vehicles and cash management services for the Company. The Company is contractually obligated to repay all amounts borrowed on its behalf by GTE Funding Incorporated. Interest expense on these borrowings amounted to approximately $15.3 million in 1997.

    The Company has an agreement with GTE Directories Corporation (Directories) (100% owned by GTE), whereby the Company provides its subscriber lists, billing and collection and other services to Directories. Revenues from these activities amounted to $128.5 million, $130.6 million, and $122.6 million for the years 1997-1995, respectively.

INDEPENDENT PUBLIC ACCOUNTANTS

    A proposal will be presented at the meeting that the selection by the Board of Arthur Andersen LLP as the independent public accountants of the Company be approved by the shareholders of the Company. An affirmative vote of the holders of a majority of the shares represented at the meeting will be required for such approval. In the event such approval is not obtained, selection of the accountants will be reconsidered by the Board. Proxies solicited by the Board will be voted for the proposal unless marked to the contrary.

    The Board recommends a vote FOR the foregoing proposal.

    A representative of Arthur Andersen LLP will not attend the shareholders' meeting.

OTHER MATTERS

    The Board does not intend to bring any matters before the Annual Meeting other than those specifically set forth in the notice of the Annual Meeting and knows of no matters to be brought before the Annual Meeting by others. If any other matters properly come before the meeting, it is the intention of the person named in the proxy to vote such proxy or proxies in accordance with the judgment of the Board.

PROPOSALS FOR NEXT ANNUAL MEETING

    Any proposal which a shareholder intends to present at the next Annual Meeting of Shareholders, to be held in April 1999, must be received at the office of the Company by November 27, 1998, if such proposal is to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

    A copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission is available free of charge by written request to:


    GTE Network Services
    Financial Reporting
    1420 East Rochelle Blvd.
    Suite 300, Building 6
    MC: HQC03F29
    Irving, TX 75039

                                        By order of the Board of Directors,

                                                Charles J. Somes
                                                    Secretary





Dated:  March 27, 1998

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

                          GTE CALIFORNIA INCORPORATED

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints William G. Mundy, Charles J. Somes and Londa Perrett, and each of them, proxies, with power of substitution, to vote, as designated on the reverse side, all shares of the undersigned at the annual meeting of shareholders of GTE California Incorporated to be held at 600 Hidden Ridge, Irving, Texas 75038, on Wednesday, April 8, 1998, at 10 a.m., and all adjournments.

     PROXIES CANNOT BE VOTED FOR A GREATER NUMBER OF DIRECTORS THAN THE NOMINEES NAMED.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR PROPOSALS 1,2,3 AND 4.

1. Proposal to amend the Bylaws to provide for a change in the authorized number of directors of the Company.

               FOR            AGAINST             ABSTAIN

               [ ]              [ ]                 [ ]

2. Proposal to amend the Articles of Incorporation to delete the references to 7.48% Cumulative Preferred Stock and 8.375% Cumulative Preferred Stock.

               FOR            AGAINST             ABSTAIN

               [ ]              [ ]                 [ ]

3.   Election of Directors.

     Nominees: John C. Appel, Mateland L. Keith, Jr. and Lawrence R. Whitman.

                    FOR ALL                  WITHHELD
                    NOMINEES                 FROM ALL
                                             NOMINEES

                      [ ]                       [ ]

     [ ]
        --------------------------------------
        For all nominees except as noted above

4. Proposal to approve the appointment of Arthur Andersen LLP as the independent public accountant for the Company.

               FOR            AGAINST             ABSTAIN

               [ ]              [ ]                 [ ]

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.



MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT    [ ]


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


(Please sign your name(s) as printed hereon, if co-owner, both parties should sign.)


Signature:                                Date:
          -------------------------------      -----------------

Signature:                                Date:
          -------------------------------      -----------------